New: Jacqueline Humphries: 27.6% SSA | Museum Style

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MASTERWORKS NEW OFFERING

JACQUELINE HUMPHRIES

RISING ARTIST MARKET



Untitled (2012)
90 × 100 in

INVEST NOW

SILVER PAINTINGS GET THE GOLD 🏅

CONSISTENT BEST-SELLING STYLE

With differences in composition, every single one of her top auction prices have been achieved by similar paintings.



🥇 Auction Record

$850K (2022)



🥈 Auction Record

$687K (2021)



🥉 Auction Record

$610K (2023)



#4 Auction Record

$610K (2024)



#5 Auction Record

$479K (2023)



Our Offering

$422K

ATTRACTIVE GROWTH RATES

STRENGTHENING MARKET PACE

21.0%

Artist Record Price Growth ('93-'24)[1]

All her top 5 auction prices were set in the last 4 years ('21-'24), signaling increased demand.

27.6%

Similar Sales Growth ('10-'24)[1]

Auction records for works similar in style, scale, subject, and period have sold in excess of $850k.



$1M
$750K
$500K
$250K
$0
2012
2014
2016
2018
2020
2022

PRESTIGIOUS INSTITUTIONAL ACCLAIM

SIMILAR STYLE AT THE WHITNEY

The Whitney Museum of American Art had two of Humphries' "silver screens" on view in the 2014 Whitney Biennial and holds one in their permanent collection.


At The Whitney
Our Offering

INVEST NOW

Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

1. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Jacqueline Humphries have a record price compound annual growth rate ("CAGR") of 21.0% from February 22, 1993 to June 30, 2024. This calculation is based on (i) a record price of $1,700 on February 22, 1993, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $675,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

2. The data point and chart above captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Jacqueline Humphries with the following criteria: Works on canvas created after 1994 that measure over 70 inches by 70 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth above is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table above, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 27.4% CAGR implied from selected sales occurring from November 9, 2010, to May 13, 2024.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Past sales are not indicative of future results.